Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in the registration statements noted below on Forms S-3, S-4 and S-8 of Wells Fargo & Company of our reports dated February 27, 2013, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of Wells Fargo & Company.

Registration Statement Number	Form	Description
333-184967	S-3	Wells Fargo Direct Purchase and Dividend Reinvestment Plan
333-178135	S-3	Deferred Compensation Plan for Independent Contractors
333-180728	S-3	Debt Shelf 2012
333-180989	S-3	Universal Shelf 2012
333-142102	S-4/S-8	Placer Sierra Bancshares
333-144455	S-4/S-8	Greater Bay Bancorp
333-154879	S-4/S-8	Wachovia Corporation
333-103776	S-8	Long-Term Incentive Compensation Plan
333-128598	S-8	Long-Term Incentive Compensation Plan
333-152415	S-8	Long-Term Incentive Compensation Plan
333-168819	S-8	Long-Term Incentive Compensation Plan
333-173386	S-8	401(k) Plan
333-180997	S-8	Directors Stock Compensation and Deferral Plan
333-173387	S-8	Directors Stock Compensation and Deferral Plan
333-105091	S-8	Directors Stock Compensation and Deferral Plan
333-149566	S-8	Directors Stock Compensation and Deferral Plan
333-158711	S-8	Directors Stock Compensation and Deferral Plan
333-176266	S-8	Special Deferral Plan for Select Employees and Special Award Plan
333-142491	S-8	Deferred Compensation Plan
333-164082	S-8	Deferred Compensation Plan
333-158712	S-8	Wells Fargo Stock Purchase Plan
333-161529	S-8	Wachovia Deferred Compensation Obligations

/s/ KPMG LLP
San Francisco, California
February 27, 2013